Exhibit 99.1

Contact:	Arash A. Khazei
Chief Financial Officer
United PanAm Financial Corp.
Tel: 949.224.1227
e-mail: akhazei@upfc.com

News Release

UPFC ANNOUNCES EARNINGS OF $0.35 PER SHARE

FOR THE SECOND QUARTER 2006

2006 AND 2007 EARNINGS GUIDANCE ISSUED

Newport Beach, California – July 20, 2006 - United PanAm Financial Corp. (Nasdaq:UPFC) today announced results for its second quarter ended June 30, 2006.

For the quarter ended June 30, 2006, UPFC reported income of $6.7 million from continuing operations, compared to income of $6.5 million for the same period a year ago. UPFC reported income of $0.35 per diluted share from continuing operations for the second quarter for both 2006 and 2005. The reported income in 2006 includes an after tax charge of $304,000, or $0.02 per diluted share, as a result of UPFC’s adoption of Statement of Financial Accounting Standards No. 123(R) (“SFAS No. 123(R)”), Share-Based Payment, on January 1, 2006. Interest income increased 26% to $47.6 million for the quarter ended June 30, 2006 from $37.9 million for the same period a year ago. The annualized non-interest expense as a percentage of average loans decreased to 10.27% for the quarter ended June 30, 2006 from 10.53% for the same period a year ago.

For the six months ended June 30, 2006, UPFC reported income of $13.5 million from continuing operations, compared to income of $11.7 million for the same period a year ago, representing a 15% increase over 2005. UPFC reported income of $0.71 per diluted share from continuing operations for the six months ended June 30, 2006 compared to $0.63 per diluted share for the same period a year ago, representing a 13% increase over 2005. The reported income in 2006 includes an after tax charge of $651,000, or $0.03 per diluted share, as a result of UPFC’s adoption of SFAS No. 123(R) on January 1, 2006 and it also includes an increase from the change in estimate related to the allowance for loan losses. Interest income increased 27% to $91.1 million for the six months ended June 30, 2006 from $71.6 million for the same period a year ago. The annualized non-interest expense as a percentage of average loans decreased to 10.79% for the six months ended June 30, 2006 from 11.20% for the same period a year ago.

UPFC purchased $148.5 million of automobile contracts during the second quarter of 2006, compared with $122.5 million during the same period a year ago, representing a 21% increase. Automobile contracts outstanding totaled $768.0 million at June 30, 2006, compared with $616.2 million at June 30, 2005, representing a 25% increase.

During the six months ended June 30, 2006, UPFC opened twelve new auto finance branches bringing its total to 119 branches in 32 states. UPFC intends to continue its philosophy of controlled expansion of the auto finance branch network and expects to open a total of 24 new branches during 2006.

The net charge-off rate was 4.50% for the last twelve months ended June 30, 2006, compared with 4.74% for the last twelve months ended June 30, 2005.

Delinquencies over 30 days amounted to 0.82% of outstanding automobile contracts at June 30, 2006, compared to 0.90% at December 31, 2005 and 0.52% at June 30, 2005. Delinquencies and total repossessions over 30 days amounted to 1.26% of outstanding automobile contracts at June 30, 2006, compared to 1.34% at December 31, 2005 and 0.92% at June 30, 2005. The increase in delinquencies from June 30, 2005 to June 30, 2006 is due primarily to changes made in our collection policy. The drop in delinquencies from December 31, 2005 to June 30, 2006 is due to the cyclical nature of our business where we normally experience higher delinquencies in December.

“The second quarter of 2006 showed continued growth of 25% in automobile contracts outstanding and 26% in revenue,” said Guillermo Bron, Chairman. “In addition, we had a reduction in non-interest expense as a percentage of average loans of 26 basis points from the same period in 2005 and charge-off performance was good with a loss rate of 3.94% in the quarter and 4.23% year to date.” Mr. Bron added, “Non controllable variables, such as the increase in interest rates and the expense of options, had a diminishing effect in our financial performance but not on our plans to continue with the controlled growth of our Company.”

Financial Highlights

Selected financial results for the three and six months ended June 30, 2006 and June 30, 2005 are as follows:

	Three Months Ended			Six Months Ended
	June 30, 2006	June 30, 2005	Change	June 30, 2006	June 30, 2005	Change
(In thousands, except per share data)
Contracts purchased	$148,515	$122,489	21%	$294,309	$243,119	21%
Average loans outstanding	$742,711	$593,823	25%	$715,667	$569,045	26%
Interest income	$47,617	$37,863	26%	$91,094	$71,637	27%
Interest expense	$8,388	$5,507	52%	$15,910	$9,923	60%
Net interest margin	$39,229	$32,356	21%	$75,184	$61,714	22%
Provision for loan losses	$9,741	$6,845	42%	$16,539	$12,558	32%
Income from continuing operations	$6,710	$6,533	3%	$13,483	$11,675	15%
Weighted average diluted shares outstanding	19,283	18,705	3%	19,119	18,528	3%
Income from continuing operations per diluted share	$0.35	$0.35	0%	$0.71	$0.63	13%
Provision for loan loss to average loans (1)	5.26%	4.62%	0.64%	4.66%	4.45%	0.21%
Non-interest expense to average loans (1)	10.27%	10.53%	-0.26%	10.79%	11.20%	-0.41%

(1)	Quarterly and six month information is annualized for comparability with full year information.

The increase in income from continuing operations for the three months ended June 30, 2006 compared to the same period in 2005 primarily reflects the following:

•	Interest income increased approximately $10.0 million to $47.6 million from $37.9 million primarily due to the 25% growth in average loan portfolio during the period. The increase in the total loan portfolio resulted from the purchase of additional automobile contracts in existing and new markets consistent with the planned growth of these operations.

•	Interest expense increased 52% to $8.4 million from $5.5 million primarily due to the growth in the loan portfolio and the increase in interest rates, coupled with the pay down of lower priced securitizations. As a result, net interest margin decreased from 85.5% in 2005 to 82.4% in 2006.

•	Provision for loan losses increased during the quarter primarily due to the growth in the loan portfolio and an increase in the annualized charge-off rate of 3.94% in 2006 compared to 3.68% for 2005.

•	Non-interest expense decreased as a percentage of average loans. The dollar amount increased primarily as a result of continued overall branch expansion from 97 at June 30, 2005 to 119 at June 30, 2006, and investment in corporate accounting, human resources, training and information technology to support continued branch expansion. Non-interest expense for the three months ended June 30, 2006 also included an after tax charge of $304,000, or $0.02 per diluted share, in share-based compensation expense and an after tax charge of $201,000, or $0.01 per diluted share, in employer payroll taxes relating to the options exercised by senior executives.

Securitizations

UPFC closed its fourth securitization on June 15, 2006 for $242.0 million dollars at a weighted average securitization rate of 5.43%. The following table lists each of UPFC’s securitizations as of June 30, 2006.

Issue Number	Issue Date	Original Balance	Balance at June 30, 2006	Original Weighted Average APR	Original Weighted Average Securitization Rate	Gross Interest Rate spread
(Dollars in thousands)
2004A	September 2004	$420,000	$113,904	22.75%	2.62%	20.13%
2005A	April 2005	$195,000	$100,149	22.80%	3.93%	18.87%
2005B	November 2005	$225,000	$160,991	22.73%	4.78%	17.95%
2006A	June 2006	$242,000	$242,000	22.75%	5.43%	17.32%

		$1,082,000	$617,044

The average monthly borrowing balance on the warehouse facility for the three months ended June 30, 2006 was $159.4 million and for the six months ended June 30, 2006 was $125.1 million.

Financial Outlook

During the six months ended June 30, 2006, UPFC opened twelve new auto finance branches bringing its total to 119 branches in 32 states. UPFC intends to continue its philosophy of controlled expansion of the auto finance branch network and expects to open a total of 24 new branches during 2006. Typically, branches reach a mature level of outstanding loans three to four years after opening and, on average, reach approximately 38% of that level after one year and approximately 74% of that level after two years. As a result, branches typically reach break-even profitability by the end of year one, then continue to increase their profitability in years two and three and generally reach their full profitability three to four years after opening. As of June 30, 2006, 57 of UPFC’s branches were less than three years old, with 16 branches between two and three years old, 19 branches between one and two years old and 22 branches less than one year old.

Based on UPFC’s planned branch expansion, UPFC forecasts that the full year 2006 diluted earnings per share from continuing operations will range from $1.40 to $1.42, which will represent a 11% increase from income of $1.27 per diluted share from continuing operations for the full year 2005. For the full year 2007, UPFC anticipates opening 26 additional branches and projects fully diluted earnings per share from continuing operations to range from $1.70 to $1.80. This forecast incorporates certain assumptions, including, without limitation, the following:

•	That net interest margin as a percentage of interest income will be 81.6% for 2006 and 79.5% for 2007;

•	That annualized charge-offs as a percentage of average loans will be 4.50% for both 2006 and 2007; and

•	That the average monthly borrowing balance on the warehouse facility will be $112 million for the remainder of 2006 and $120 million during 2007.

United PanAm Financial Corp.

UPFC is a specialty finance company engaged in non-prime automobile finance, which includes the purchasing, warehousing, securitizing and servicing of automobile installment sales contracts originated by independent and franchised dealers of used automobiles. UPFC conducts its automobile finance business through its wholly-owned subsidiary, United Auto Credit Corporation, with 119 branch offices in 32 states.

Forward Looking Statements

Any statements set forth above that are not historical facts are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act (“SLRA”) of 1995, including statements concerning the Company’s strategies, plans, objectives, intentions and projections. Generally, the words “believe,” “expect,” “intend,” “estimate,” “anticipate,” “project,” “realize,” “will” and similar expressions identify forward-looking statements, which generally are not historical in nature. Such statements are subject to a variety of estimates, risks and uncertainties, known and unknown, which may cause the Company’s actual results to differ materially from those anticipated in such forward-looking statements. Potential risks and uncertainties include, but are not limited to, such factors as our recent shift of the funding source of our business; our dependence on securitizations; our need for substantial liquidity to run our business; loans we made to credit-impaired borrowers; reliance on operational systems and controls and key employees; competitive pressures which we face; rapid growth of our business; fluctuations in market rates of interest; general economic conditions; the effects of accounting changes; and other risks discussed in our Company’s filings with the Securities and Exchange Commission (SEC), including our Annual Report on Form 10-K, which filings are available from the SEC. You should not place undue reliance on forward-looking statements, which speak only as of the date they are made. UPFC undertakes no obligation to publicly update or revise any forward-looking statements.

# # #

Editors Note: Three pages of selected financial data follow.

United PanAm Financial Corp. and Subsidiaries

Consolidated Statements of Financial Condition

(Dollars in thousands)	June 30, 2006 (Uunaudited)	December 31, 2005 (Audited)
Assets
Cash	$7,151	$8,199
Short term investments	8,440	13,096

Cash and cash equivalents	15,591	21,295
Restricted cash	65,124	53,058
Loans	729,992	633,656
Allowance for loan losses	(30,652)	(29,110)

Loans, net	699,340	604,546
Premises and equipment, net	4,690	3,881
Interest receivable	7,854	7,213
Deferred tax assets	12,956	12,956
Other assets	21,138	10,905
Assets of discontinued operations	—	495,318

Total assets	$826,693	$1,209,172

Liabilities and Shareholders’ Equity
Warehouse line of credit	$18,548	$54,009
Securitization notes payable	617,044	521,613
Accrued expenses and other liabilities	8,924	8,806
Junior subordinated debentures	10,310	10,310
Liabilities of discontinued operations	—	459,519

Total liabilities	654,826	1,054,257

Preferred Stock (no par value):
Authorized, 2,000,000 shares; no shares issued and outstanding at June 30, 2006 and December 31, 2005	—	—
Common stock (no par value):
Authorized, 30,000,000 shares; 17,778,930 and 17,120,250 shares issued and outstanding at June 30, 2006 and December 31, 2005, respectively	78,886	76,054
Retained earnings	92,981	80,182
Unrealized loss on securities available for sale, net	—	(1,321)

Total shareholders’ equity	171,867	154,915

Total liabilities and shareholders’ equity	$826,693	$1,209,172

United PanAm Financial Corp. and Subsidiaries

Consolidated Statements of Operations

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2006	2005	2006	2005
(In thousands, except per share data)
Interest Income
Loans	$47,615	$37,819	$91,071	$71,547
Short term investments	2	44	23	90

Total interest income	47,617	37,863	91,094	71,637

Interest Expense
Securitization notes payable	5,695	4,336	11,632	7,234
Warehouse line of credit	2,488	1,015	3,882	2,390
Junior subordinated debentures	205	156	396	299

Total interest expense	8,388	5,507	15,910	9,923

Net interest income	39,229	32,356	75,184	61,714
Provision for loan losses	9,741	6,845	16,539	12,558

Net interest income after provision for loan losses	29,488	25,511	58,645	49,156

Non-interest Income
Loan related charges and fees	737	950	1,496	1,958
Other income	155	145	807	189

Total non-interest income	892	1,095	2,303	2,147

Non-interest Expense
Compensation and benefits	12,470	9,756	24,694	19,289
Occupancy	1,787	1,381	3,464	2,742
Other	4,761	4,452	10,139	9,565

Total non-interest expense	19,018	15,589	38,297	31,596

Income from continuing operations before income taxes	11,362	11,017	22,651	19,707
Income taxes	4,652	4,484	9,168	8,032

Income from continuing operations	6,710	6,533	13,483	11,675
Income (loss) from discontinued operations, net of tax	—	505	(684)	1,655

Net income	$6,710	$7,038	$12,799	$13,330

Earnings (loss) per share-basic:
Continuing operations	$0.38	$0.39	$0.77	$0.70
Discontinued operations	0.00	0.03	(0.04)	0.10

Net income	$0.38	$0.42	$0.73	$0.80

Weighted average basic shares outstanding	17,797	16,798	17,479	16,668

Earnings (loss) per share-diluted:
Continuing operations	$0.35	$0.35	$0.71	$0.63
Discontinued operations	0.00	0.03	(0.04)	0.09

Net income	$0.35	$0.38	$0.67	$0.72

Weighted average diluted shares outstanding	19,283	18,705	19,119	18,528

Net income for the three and six months ended June 30, 2006 included stock-based compensation expense recognized under SFAS No. 123(R) of $304,000 and $651,000 net of tax, respectively. There was no stock-based compensation expense recognized during the three and six months ended June 30, 2005 because the Company did not adopt the recognition provisions of SFAS No. 123 until January 1, 2006.

United PanAm Financial Corp. and Subsidiaries

Selected Financial Data

	At or For the Three Months Ended		At or For the Six Months Ended
	June 30, 2006	June 30, 2005	June 30, 2006	June 30, 2005
(Dollars and shares in thousands)
Operating Data
Contracts purchased	$148,515	$122,489	$294,309	$243,119
Contracts outstanding	$767,961	$616,176	$767,961	$616,176
Unearned discount	$(37,969)	$(30,268)	$(37,969)	$(30,268)
Unearned discount to gross loans	4.94%	4.91%	4.94%	4.91%
Average percentage rate to customers	22.70%	22.74%	22.70%	22.74%
Average yield on automobile contracts, net	28.23%	28.36%	28.21%	28.40%
Loan Quality Data
Allowance for loan losses	$(30,652)	$(26,374)	$(30,652)	$(26,374)
Allowance for loan losses to gross loans net of unearned discount	4.20%	4.50%	4.20%	4.50%
Delinquencies (% of net contracts)
31-60 days	0.54%	0.37%	0.54%	0.37%
61-90 days	0.19%	0.09%	0.19%	0.09%
90+ days	0.09%	0.06%	0.09%	0.06%

Total	0.82%	0.52%	0.82%	0.52%
Repossessions over 30 days past due (% of net contracts)	0.44%	0.40%	0.44%	0.40%
Total Delinquencies and repossessions over 30 days past due (% of net contracts)	1.26%	0.92%	1.26%	0.92%
Annualized net charge-offs to average loans(1)	3.94%	3.68%	4.23%	4.17%
Other Data
Number of branches	119	97	119	97
Interest Income	$47,617	$37,863	$91,094	$71,637
Interest Expense	$8,388	$5,507	$15,910	$9,923
Net interest margin	$39,229	$32,356	$75,184	$61,714
Net interest margin as a percentage of interest income	82.38%	85.46%	82.53%	86.15%
Net interest margin as a percentage of average loans (1)	21.19%	21.85%	21.19%	21.87%
Non-interest expense to average loans (1)	10.27%	10.53%	10.79%	11.20%
Return on average assets from continuing operations (1)	3.39%	4.11%	3.56%	3.77%
Return on average shareholders’ equity from continuing operations (1)	15.99%	21.04%	17.54%	20.19%
Consolidated capital to assets ratio	20.79%	13.11%	20.97%	13.11%

(1)	Quarterly and six month information is annualized for comparability with full year information.